EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and the registration statements (File Nos. 333-108162, 333-39299, 33-32692, 2-66654, 33-54084, 333-118976, 333-118977, and 333-124964) on Form S-8 of Noble Energy, Inc. of our reports dated February 23, 2007 with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the Form 10-K of Noble Energy, Inc.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation. As also discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement plans.

KPMG LLP

Houston, Texas

February 26, 2007